Exhibit 2

FOR IMMEDIATE RELEASE	9 June 2015

ANNOUNCEMENT

WPP plc (“WPP”)

ANNUAL GENERAL MEETING HELD AT 8 NORTHUMBERLAND AVENUE, LONDON WC2N 5BY

ON: 9 JUNE 2015

STATEMENT OF POLL – THE VOTES CAST WERE AS FOLLOWS:

RESOLUTION	FOR	%	AGAINST	%
1 Ordinary Resolution to receive and approve the audited accounts	965,898,075	99.89	1,091,900	0.11
2 Ordinary Resolution to declare a final dividend	963,580,097	99.79	2,052,117	0.21
3 Ordinary Resolution to approve the Implementation Report of the Compensation Committee	757,414,100	79.97	189,727,858	20.03
4 Ordinary Resolution to approve the sustainability report of the directors	966,953,034	99.99	51,202	0.01
5 Ordinary Resolution to elect Roberto Quarta as a director	955,577,921	98.92	10,473,202	1.08
6 Ordinary Resolution to re-elect Roger Agnelli as a director	947,816,595	98.57	13,704,940	1.43
7 Ordinary Resolution to re-elect Dr Jacques Aigrain as a director	953,279,651	98.55	14,018,249	1.45
8 Ordinary Resolution to re-elect Ruigang Li as a director	958,180,698	99.06	9,118,015	0.94
9 Ordinary Resolution to re-elect Paul Richardson as a director	961,544,458	99.40	5,785,340	0.60
10 Ordinary Resolution to re-elect Hugo Shong as a director	945,955,479	98.38	15,562,441	1.62
11 Ordinary Resolution to re-elect Timothy Shriver as a director	960,992,730	99.35	6,300,383	0.65
12 Ordinary Resolution to re-elect Sir Martin Sorrell as a director	964,860,403	99.75	2,466,604	0.25

13 Ordinary Resolution to re-elect Sally Susman as a director	964,630,803	99.72	2,726,580	0.28
14 Ordinary Resolution to re-elect Solomon Trujillo as a director	956,685,634	98.90	10,614,291	1.10
15 Ordinary Resolution to elect Sir John Hood as a director	903,347,409	93.38	63,997,969	6.62
16 Ordinary Resolution to elect Charlene Begley as a director	959,201,670	99.16	8,156,210	0.84
17 Ordinary Resolution to elect Nicole Seligman as a director	964,005,999	99.66	3,313,861	0.34
18 Ordinary Resolution to elect Daniela Riccardi as a director	958,108,924	99.05	9,211,036	0.95
19 Ordinary Resolution to re-appoint the auditors and authorise the directors to determine their remuneration	931,708,933	96.41	34,654,397	3.59
20 Ordinary Resolution to authorise the directors to allot relevant securities	901,696,044	93.53	62,327,954	6.47
21 Ordinary Resolution to approve the WPP share option plan 2015	938,455,380	97.49	24,182,481	2.51
22 Special Resolution to authorise the Company to purchase its own shares	966,297,270	99.89	1,034,722	0.11
23 Special Resolution to authorise the disapplication of pre-emption rights	963,501,611	99.64	3,467,019	0.36

As noted in WPP’s Annual Report & Accounts 2014, Colin Day, Ambassador Philip Lader and Jeffrey Rosen did not stand for re-election at the Annual General Meeting. As a result their positions on the WPP Board ended on 9 June 2015.

Contact:

Feona McEwan WPP	+44 (0)207 408 2204